UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 2 TO THE
REGISTRATION STATEMENT ON FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

Delaware	54-2086934
(State of incorporation or organization)	(I.R.S. Employer or Identification No.)

1000 Abernathy Road, Suite 260 Atlanta, Georgia	30328 (Zip Code)
(Address of principal executive offices)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Junior Participating Preferred Stock Purchase Rights	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration file number to which this form relates: None.
Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant’s Securities to be Registered.
Item 1 of the Form 8-A filed by Beazer Homes USA, Inc. (the “Company”) on November 17, 2010, as amended on December 8, 2010, is hereby amended and as follows:
A reverse split (the “Reverse Stock Split”) of the Company’s common stock, $.001 par value per share (the “Common Stock”), became effective as of the close of business on October 11, 2012. Pursuant to the Reverse Stock Split, every five shares of Common Stock issued and outstanding upon the effectiveness of the Reverse Stock Split was combined into one share of Common Stock.
In accordance with the Section 382 Rights Agreement, dated as of November 12, 2010, as amended on December 6, 2010 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, each share of Common Stock prior to the Reverse Stock Split was accompanied by one Series A Junior Participating Preferred Stock Purchase Right (a “Right”). Pursuant to the adjustment mechanism set forth in Section 11(p) of the Rights Agreement and upon the effectiveness of the Reverse Stock Split, the ratio between the Common Stock and a Right was automatically increased by five so that each share of Common Stock after the Reverse Stock Split is accompanied by five Rights. In addition, each of the voting, dividend and liquidation rights of the Series A Junior Participating Preferred Stock associated with the Rights was automatically reduced by a factor of five.
The foregoing summary of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.
Item 2. Exhibits.

4.1
Section 382 Rights Agreement, dated as of November 12, 2010, between Beazer Homes USA, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes the Form of Certificate of Designation as Exhibit A, Form of Rights Certificate as Exhibit B and the Summary of Rights as Exhibit C (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on November 16, 2010).

4.2
First Amendment to Section 382 Rights Agreement, dated as of December 6, 2010, between Beazer Homes USA, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on December 8, 2010).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BEAZER HOMES USA, INC.

Date: October 12, 2012	By:	/s/ Kenneth F. Khoury
Kenneth F. Khoury Executive Vice President, General Counsel and Chief Administrative Officer